Exhibit 99.1

November 14, 2025

Dear Partner:

We are pleased to provide an update for you about Energy 11, L.P. (the “Partnership”, “Energy 11”, “we”, “our” or “us”).

Despite oil market prices down over 10% from last year, the Partnership reported net income of approximately $8.5 million and EBITDAX of approximately $30.2 million for the nine months ended September 30, 2025. To date in 2025, we have used our cash on-hand and available operational cash flow to (i) reduce our outstanding debt to $0 (approximately $5 million in principal payments); and (ii) pay for any capital expenses required to maintain our wells (approximately $5 million). Further, through the end of the third quarter of 2025, we have paid distributions to our limited partners totaling approximately $19.9 million, or $1.05 per common unit. Since the inception of the Energy 11 program, we have paid approximately $196 million in distributions, or up to $11.71 per common unit, to our limited partners.

With no outstanding debt, the Partnership has full use of its available borrowing capacity on its credit facility of $20 million. The credit facility matures on March 1, 2026, but we are confident we will be able to renew with our lender to ensure we have a credit line available for future capital commitments. At this time, our primary operator has not proposed any new wells on our shared acreage in 2025, so we are patiently waiting for a new drilling program to start.

As required by the state of North Dakota, we continue to pay taxes on behalf of the limited partners in this program. In addition to prior year payments (covering tax years 2021-2023), we paid approximately $400,000 (about $0.021 per common unit) in withholding taxes on behalf of the limited partners in April 2025 for the 2024 tax year. Your proportionate share of these tax payments, and any payments made for future tax years will be reflected in the K-1 tax forms you receive from us. Please continue to consult with your tax advisor when reviewing your K-1s. As a reminder, tax withholding payments made on your behalf reduce the unpaid distributions total.

The accumulated unpaid distributions total for the period March 2020 through November 2021 is now approximately $42.5 million, or $2.24 per common unit. We will continue to monitor monthly Partnership distributions in conjunction with the Partnership’s projected cash requirements for operations, capital expenditures for new wells and debt service.

Despite headwinds caused by lower oil market pricing in 2025, our operations remain cash-flow positive. We have cash on-hand and available borrowing capacity, if needed, to participate in new drilling, so we remain optimistic about the future of Energy 11. If you have questions regarding the status of your investment, please contact your Investment Counselor at David Lerner Associates, Inc. We also encourage you to review all the Partnership’s filings with the SEC, which are available online at www.energyeleven.com or www.sec.gov.

Thank you for your continued support of this investment.

Sincerely,

Glade M. Knight

Chairman and Chief Executive Officer

Energy 11 GP, LLC

Forward-Looking Statements

Certain statements contained in this letter other than historical facts may be considered forward-looking statements. These forward-looking statements are predictions and generally can be identified by use of statements that include phrases such as “may,” “believe,” “expect,” “anticipate,” “intend,” “estimate,” “project,” “target,” “goal,” “plan,” “should,” “will,” “predict,” “potential,” and similar expressions that convey the uncertainty of future events or outcomes. Such statements involve known and unknown risks, uncertainties, and other factors which may cause the actual results, performance, or achievements of the Partnership to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements.

Such additional factors include, but are not limited to, that the Partnership’s development of its oil and natural gas properties may not be successful or that its operations on such properties may not be successful; general economic, market, or business conditions; changes in laws or regulations; the risk that the wells in which the Partnership acquired an interest are productive, but do not produce enough revenue to return the investment made; the risk that the wells the Partnership drills do not find hydrocarbons in commercial quantities or, even if commercial quantities are encountered, that actual production is lower than expected on the productive life of wells is shorter than expected; current credit market conditions and the Partnership’s ability to obtain long-term financing for its property acquisitions and drilling activities in a timely manner and on terms that are consistent with what the Partnership projects when it invests in a property; uncertainties concerning the price of oil and natural gas, which may decrease and remain low for prolonged periods; and the risk that any hedging policy the Partnership employs to reduce the effects of changes in the prices of its production will not be effective.

Although the Partnership believes that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could be inaccurate, and therefore there can be no assurance that such statements included in this letter will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by the Partnership or any other person that the results or conditions described in such statements or the objectives and plans of the Partnership will be achieved. Readers should carefully review the Partnership’s financial statements and the notes thereto, as well as the risk factors described in the Partnership’s filings with the SEC, including, but not limited to, in the section entitled “Item 1A. Risk Factors” in the Annual Report on Form 10-K filed by the Partnership with the SEC on March 14, 2025. Any forward-looking statement that the Partnership makes speaks only as of the date of this letter, and the Partnership undertakes no obligation to publicly update or revise any forward-looking statements or cautionary factors, as a result of new information, future events, or otherwise, except as required by law.